Exhibit 99.4

FOR IMMEDIATE RELEASE

CONTACT: Public Relations Laura Adams for QuadraMed laura.adams@quadraMed.com 703.742.5311 Investor Relations 703.742.5393 InvestorRelations@QuadraMed.com

QuadraMed to Appoint Michael J. Simpson as SVP,

Product Strategy and Development

Former McKesson executive brings more than 15-years experience in healthcare and technology industries to lead QuadraMed’s technology solutions,

RESTON, Va. – December 3, 2009 – QuadraMed® Corporation (NASDAQ:QDHC) today announced the appointment of Michael J. Simpson as the Company’s Senior Vice President, Product Strategy and Development. In this capacity, Mr. Simpson will lead QuadraMed’s product strategy, product development, and technology/architecture operations. Mr. Simpson has more than fifteen years of domestic and international management experience across various market segments, including healthcare information technology, telecommunications, media and high tech industries. Mr. Simpson was previously with McKesson Corporation, where he served in multiple executive roles, including Senior Vice-President and Chief Technology Officer, McKesson Provider Technologies,; Senior Vice President and Chief Technology Officer for McKesson Technology Solution’s International Operations, and Senior Vice-President and General Manager, Horizon Clinicals® . Mr. Simpson brings extensive experience to QuadraMed in product life cycle management and technology development and deployment for a comprehensive range of clinical and financial solutions including electronic health records.

In addition to his experience at McKesson, Mr. Simpson held the roles of General Manager and Vice President in telecommunications and media at Unisys Corporation from 2002 to 2004 and Novell Corporation from 1992 to 2002. He began his career as an applications engineer at Signetics Semiconductor Corporation. Mr. Simpson holds a degree in design engineering from Brigham Young University in 1989, and a B.S. in Management from the University of Phoenix in 2009.

“We are excited to bring an executive with the experience and leadership capability of Michael to our team,” said Duncan James, QuadraMed President and Chief Executive Officer. “Aligning our product direction and development under Michael’s leadership will sharpen our continued ongoing commitment to meet and exceed our customers’ needs.”

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In connection with Simpson’s appointment as Senior Vice President, Product Strategy and Development, the Company and Mr. Simpson have entered into an Employment Agreement, Inducement Stock Option Agreement and Proprietary Information and Non-Competition Agreement. In connection with, and as an inducement to, Mr. Simpson’s hiring, on December 3, 2009, the Company granted Mr. Simpson options to purchase 90,000 shares of the Company’s common stock at an exercise price equal to the Company’s closing stock price on Mr. Simpson’s start date. The options have a ten year term and vest 25% on the first anniversary of the date of grant and 75% in thirty-six equal monthly installments following such anniversary. In addition, the options automatically vest upon Mr. Simpson’s involuntary termination or voluntary termination within three months of a change in control of the Company.

About QuadraMed Corporation

QuadraMed – (NASDAQ: QDHC) is a leading provider of healthcare technologies and services that help turn quality care into positive financial outcomes. QuadraMed provides innovative solutions that streamline revenue management and compliance processes, while helping healthcare professionals deliver quality patient care. Behind the Company’s products and services is a staff of 600 professionals whose experience and dedication have earned QuadraMed the trust and loyalty of clients at over 2,000 healthcare provider facilities. For more information about QuadraMed, visit www.Quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

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